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                               SECOND AMENDMENT TO THE
                           AMENDMENT AND RESTATEMENT OF THE
                               SOUTHERN CALIFORNIA BANK
                               EMPLOYEE RETIREMENT PLAN

         Southern California Bank (the "Company") hereby amends the Amendment and Restatement of the Southern California Bank Employee Retirement Plan (which was initially effective January 1, 1990, and was amended and restated as of January 1, 1992) (the "Plan"), as follows:

         1. Section 5.02(d) is deleted in its entirety and a new Section 5.02(d) is added that reads as follows:

         "(d)  WHEN ALLOCATIONS MADE.

                   Allocations with respect to subsection (b) and Qualified Non-Elective Contributions shall be deemed made as of the Anniversary Date for the Plan Year to which they related. Allocations with respect to Matching Contributions shall be deemed made as of the earlier of (i) when Deferrals to which the Matching Contributions relate are contributed to the Trustee (or, if later, when the Matching Contributions are actually paid to the Trustee), or (ii) the Anniversary Date for the Plan Year to which such Matching Contributions relate. All other allocations shall be deemed made as of the earlier of the date on which the respective contributions are paid to the Trustee, or the Anniversary Date for the Plan Year to which they relate."

         2. Except as specifically provided herein, the remaining portions of the Trust shall remain in full force and effect.

                                      * * * * *

         The Company has signed this Amendment on the date indicated below to be effective as of March 1, 1994.

                                  "Company"

                                  SOUTHERN CALIFORNIA BANK

Date: 2/15/94           By:  s/ W. C. Greenbeck/
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